Exhibit 10.68

November 13, 2003

Vasant Prabhu
298 Barrington Lane
Alamo, CA 94507

Dear Vasant,

We are delighted to confirm to you our invitation to join Starwood Hotels & Resorts Worldwide, Inc. We recognize that a successful organization is the reflection of a talented workforce and we look forward to your contributions.

Please review the attached documents specifically outlining our offer of employment to you and acknowledge your acceptance of this offer by signing and returning all of the attached documents to me. If you have any questions concerning the terms of this offer, please contact me. As I mentioned, the offer is contingent upon a positive outcome in checking your references.

Again, we look forward to you joining our team.

Sincerely,

David K. Norton
Executive Vice President, Human Resources
Starwood Hotels & Resorts Worldwide, Inc.

November 13, 2003

Vasant Prabhu
298 Barrington Lane
Alamo, CA 94507

Dear Vasant,

The specifics of your offer of employment with Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) are outlined below:

Start Date:

Subject to the terms of this letter, your employment with Starwood will begin on January 1, 2004.

Position:

Your position will be Executive Vice President, Finance & CFO located in White Plains, NY, and you shall perform such duties and services as are assigned to you by the Company as requested. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as EVP, Finance & CFO. You will report to the Chief Executive Officer of the Company.

Base Salary:

Your base salary will be $560,000 annually, paid in semi-monthly intervals of $23,333.33 and subject to applicable withholdings for FICA, state and federal taxes. The Starwood salary program provides performance-based salary reviews for future salary progression.

Annual Incentive (Bonus):

You will be eligible to participate in the Starwood Annual Incentive Plan (AIP). Your target incentive is 75% of base salary. Your actual incentive payout will be based upon company and division performance, and your achieving specified performance criteria to be established and approved with your manager. In the event that changes are made to any of the incentive plans, the changes will apply to you as they do other employees of the Company.

Sign-on Bonus:

You will be paid a one-time sign-on bonus of $100,000 (gross), to be disbursed to you within the first month of your employment. Your right to retain the sign-on bonus is conditional upon remaining employed by Starwood for at least one year. In the event that you voluntarily resign from Starwood or are terminated for cause within this one year period, you would be obligated to repay the entire amount (net of taxes) of the sign-on bonus.

Long Term Incentive:

You will be eligible to participate in the Starwood Long Term Incentive Compensation Plan (“LTIP”). This plan currently provides for the award of stock options and/or restricted shares at the Company’s discretion to high performing executives. The actual number of shares granted, if any, will be based upon your performance.

Sign-on Stock Options:

Effective the first day of the month following your employment, you will be granted 200,000 stock options and 20,000 shares of restricted stock pursuant to the terms of the LTIP. The options will have an exercise price equal to the average of the high and low sales prices of Starwood common stock as reported in the New York Stock Exchange Composite Transactions on the date of grant. The stock options and restricted shares will vest in accordance with the LTIP and will otherwise be governed by the provisions of the LTIP. You will next be eligible for an award under the LTIP in 2004.

Further details will be provided in the award notification to be delivered to you following the start of your employment.

Benefits:

Starwood offers “StarShare”, a comprehensive array of employee benefit programs, to provide peace of mind on various personal concerns. New employees are eligible for the StarShare health and welfare benefit programs and the 401(k) plan on the first day of the month following 90 days of employment. You and your eligible dependents will be covered by these benefits as per your coverage elections.

Information on these plans and other benefit programs such as the HOT Rates (the employee discount room rates program), short-term disability, long-term disability, employee life insurance, and vacation programs will be provided to you after you begin your employment with us.

In the event that changes are made to any of the benefit plans, the changes will apply to you as they do other employees of the Company.

COBRA Payments:

We realize that there may be a transitional benefits cost to you because of the waiting period before you become eligible for the Starwood health plans. Therefore, during your benefits waiting period, Starwood agrees to reimburse you for any COBRA payments until the date you become eligible for Starwood health benefits. Starwood will reimburse you the difference between the applicable normal contribution rate with Starwood and your COBRA amount.

Relocation:

Starwood has selected Cendant Mobility Services to administer our Relocation Program. Starwood will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings from California to New York/Connecticut in accordance with the provisions of Starwood’s Relocation Program. Details of Starwood’s Relocation Program are enclosed. To be eligible for reimbursement of certain benefits, you are required to utilize the services of an agent in the Cendant Moblity Preferred Network on both departure and destination.

A home buy-out option will be afforded you as you make this transition. Cendant will arrange for two appraisals of your home. If those appraisals are more than 5% apart, a third appraisal will be ordered. The appraisals will then be averaged and you will be offered that amount for your home. Once the offer is made you will have 60 days to accept it. We will guarantee the original purchase price of your home. You will not be required to market your home in advance of initiating this buyout option.

Your relocations benefits will include a one-month’s salary settling in allowance (subject to taxes) and your temporary living needs will be taken care of by staying in one of our hotels until your family is able to move to the new location.

To initiate the moving process, please contact your Human Resources office. You will be assigned to a Client Services Consultant at Cendant Mobility who will provide you with relocation assistance and the names of the Preferred Network agents. In an effort to fully utilize our relocation benefit and avoid additional tax liability, we ask that you do not begin your relocation process before being contacted by your assigned Cendant Client Services Consultant. Please do not sign a Listing Agreement or begin searching for a new home until you have spoken with your Consultant. For questions regarding policy benefits or to register a real estate agent with Cendant, please call 1-800-423-8624.

In the event that you accept this offer of employment and relocation expenses are paid to you or on your behalf, you agree that if you voluntarily terminate your employment within one year after your first day of employment, you will repay all such relocation expenses, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by Starwood and will be your responsibility.

Exclusive Dispute Resolution Procedure:

Any and all disputes relating to this offer letter, your employment with Starwood or the termination of that employment will be resolved solely and exclusively through binding arbitration pursuant to the employment rules of the American Arbitration Association. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Mutual Agreement to Arbitrate provided to you herewith (Attachment A) and incorporated herein by reference.

Employment Term:

In accepting this offer you understand and agree that your employment with the Company is “at will.” As such, you agree that either you or Starwood may end the employment relationship at any time, with or without notice and with or without cause. By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment guaranteeing employment for any definite or specific term or duration.

Severance:

In accordance with the paragraphs below, for the period beginning with your start date and ending with the three year anniversary of the start date, in the event you are terminated without cause or resign for good reason, you will be entitled to salary and benefit coverage for the balance of that time period. After the initial three year period you will revert to the severance benefits described below. In no circumstance would your severance be less than twelve (12) months if you are terminated without cause or resign for good reason.

In the event that Starwood terminates your employment for any reason other than “cause” or you resign for “good reason”, Starwood will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings (the “Termination Payments”). Starwood will reimburse you for your COBRA expenses minus your last level of normal contribution for up to 12 months commencing on the termination date. Additionally, Starwood will accelerate the vesting of 50% of your unvested restricted stock. You will not be entitled to any Termination Payments if you resign your employment with the Company without good reason. As a condition for, and prior to, your entitlement to and receipt of any Termination Payments, you must enter into a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in such form that Starwood may reasonably require. In the event you allege a breach of “good reason” the company will have 30 days to cure the alleged breach.

For purposes of this letter, “cause,” shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the written policies of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood; (iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other material misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely affect Starwood’s business or interests. “Good reason” shall mean a significant reduction in your responsibilities or authority as EVP Finance & CFO, a demotion in title or reporting relationship, or a material reduction in base compensation.

Other Conditions and Obligations:

You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Non-solicitation, Confidentiality and Intellectual Property Agreement attached hereto (Attachment B) and incorporated herein by reference.

Integrated Agreement:

This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the Executive Vice President Human Resources or Starwood’s General Counsel.

You should not resign from your current employment until you have received notification from the Company of the completion of all pre-employment investigation, testing and verification.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and Starwood and that you accept and agree to the terms as outlined.

Very truly yours,

David K. Norton
Executive Vice President
Starwood Hotels & Resorts Worldwide, Inc.

cc:	Personnel File

ACCEPTED AND AGREED TO:

	/s/ Vasant Prabhu	November 20, 2003
	Vasant Prabhu	Date

Attachment B

NON-SOLICITATION, CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

          This Non-solicitation, Confidentiality Agreement (“Agreement”) is entered into as of this 13th day of November 2003, (the “Effective Date”), by and between Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and Vasant Prabhu (the “Employee”).

          WHEREAS, the Company devotes significant time, resources and effort to the training and advancement of its management, and its management team constitutes a significant asset and important competitive advantage; and

          WHEREAS, the Employee has and will have access to important and sensitive confidential information; and

          WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an agreement with Employee whereby Employee will be prohibited from soliciting employees of the Company in accordance with the terms and conditions of this Agreement; and

          WHEREAS, Employee may create inventions, trade secrets, know-how and documents or other works of authorship and may appear or perform in various promotional materials within the scope of Employee’s employment.

          WHEREAS, in consideration of the Company’s offer of employment, Employee agrees to enter into this Agreement.

          THEREFORE, the Company and Employee agree as follows:

          1. Non-solicitation. During the period in which Employee is employed by the Company, and for a period of two (2) years following the date of any termination of employment from the Company, Employee shall not, without the prior written consent of the Company, except in the course of carrying out Employee’s duties hereunder, solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

          2. Confidentiality. Employee acknowledges that during the course of his employment with the Company, Employee will receive, and will have access to, “Confidential Information,” as such term is defined below, of the Company and that such information is a special, valuable and unique asset belonging to the Company. Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide the Company with what Employee considers to be reasonable protection for the Company’s interests. All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) (“Documents”) which from time to time may be in

Employee’s possession (whether prepared by Employee or not) relating, directly or indirectly, to the business of the Company shall be and remain the property of the Company and shall be delivered by Employee to the Company immediately upon request, and in any event upon termination of Employee’s employment, and Employee shall not make or keep any copies or extracts of the Documents. At any time during or after Employee’s employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out Employee’s duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, Employee shall not disclose to any third person any information concerning the business of the Company, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems and software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee’s breach of this Section 2).

          3. Intellectual Property and Publicity Rights. Employee acknowledges and agrees that all right, title and interest in and to patents, patent applications, inventions, improvements, discoveries, developments, processes, business methods, technical information, know-how, trade secrets, computer programs, writings, designs, copyrights, maskworks, trademarks, service marks, trade names, trade dress and the like (collectively, “Intellectual Property”), including the right to invoke the benefit of the right of priority provided by any treaty to which the United States is a party, which Employee creates, conceives, develops or obtains, either solely or jointly with others, during Employee’s employment with the Company (a) with the use of the Company’s time materials, facilities or other resources; or (b) resulting from or suggested by Employee’s work for the Company; or (c) in any way relating to any subject matter relating to the existing or contemplated business, products and services of the Company or the Company’s affiliates, subsidiaries and licensees shall be owned by the Company. Upon request, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company, or its nominee, all of Employee’s right, title, and interest in and to such Intellectual Property. Employee further acknowledges and agrees that the Company shall have the perpetual, worldwide right to use Employee’s name, performance, biography, voice, image, signature and likeness in promotional or any other materials developed by or for the Company during Employee’s employment with the Company.

          4. Equitable Relief.

               4.1 Employee acknowledges that the restrictions and obligations specified in Sections 1, 2 and 3 hereof are reasonable in view of the nature of the business in which the Company is engaged and Employee’s knowledge of, and responsibilities with respect to, the Company’s business, and that any breach of Sections 1, 2 or 3 hereof may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of the Company, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy the Company may have at law or in equity, including, without limitation, the right to cancel payments to which Employee is otherwise entitled under Employee’s employment agreement.

               4.2 Any proceeding or action seeking equitable relief for violation of Sections 1, 2 and 3 hereof must be commenced in the federal courts in the Southern District of the State of New York, or in the absence of federal jurisdiction in state court in the State of New York. Employee hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts. Employee irrevocably waives any objection that Employee now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Employee in any such suit will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any liability therein described, or by appropriate proceedings under an applicable treaty or otherwise.

          5. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, and/or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement and the subject matter of this agreement, (a) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties to the fullest extent permitted under applicable law, and (b) the remaining terms and provisions of this Agreement will remain in full force and effect.

          6. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws.

     Employee acknowledges that he has had a reasonable opportunity to review and consider the terms described above and to consult with an attorney if he so chooses prior to signing this Agreement. Fully understanding the above terms, Employee is entering into this letter agreement knowingly and voluntarily

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

EMPLOYEE	STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

/s/ Vasant Prabhu	/s/ David K. Norton

Vasant Prabhu	David K. Norton
EVP, Human Resources
Vasant Prabhu
Print Name
November 13, 2003

Date
November 20, 2003
Date